Exhibit 10.10

[LOGO](TM) INNODATA                           Innodata Isogen, Inc.
           ISOGEN                             Three University Plaza
                                              Hackensack, NJ 07601
                                              T (201) 488-1200  F (201) 488-9128
                                              www.innodata-isogen.com

Re:   Stock  options (the  "Options")  granted  under the  Company's  1998 Stock
      Option Plan on November 10, 2003 to purchase an aggregate of 200,000 shares of common stock with an exercise price of $3.35. Shares that are at any time issuable or issued under the Options are referred to herein as the "Shares."

Dear Mr. Kondrach:

This is to confirm that effective December 9, 2005, your Options are modified as follows:

      1. The Options are vested in full and are exercisable in full. The Options shall expire at the times set forth in the applicable stock option agreements.

      2. In addition to the other restrictions on sale, pledge or other disposition set forth in the Plan and the applicable stock option agreements, you shall not (i) until January 10, 2006 sell, pledge, or otherwise dispose of more than 104,167 Shares, less any Previously Sold Shares (as hereinafter defined) and (ii) during each subsequent period from the 10th day of any calendar month to the 9th day of the next calendar month, sell, pledge, or otherwise dispose of a number of Shares greater than (1) the Base Number (as hereinafter defined) for that period, less (2) any then Previously Sold Shares.

      3. "Previously Sold Shares" means at any time the number of Shares that you shall theretofore have sold, pledged or otherwise disposed, whether before or after the date of this Agreement.

      4. The "Base Number" is 108,334 for the period from January 10, 2006 until the close of business on February 9, 2006, and increases by 4,167 for each succeeding period from the 10th of each calendar month to the to the 9th day of the next calendar month, so that for example, the Base Number for the period from October 10, 2007 to November 9, 2007 is 195,841. From and after November 10, 2007, the Base Number shall be 200,000.

      5. Certificates for Shares that you may not sell, pledge or otherwise dispose will be endorsed with the following restrictive legend, in addition to any other restrictive legend necessary pursuant to applicable securities law, or otherwise: "The sale, pledge or other disposition of these shares is restricted as set forth in an instrument between the stockholder and the Company, a copy of which is on file at the offices of the Company."

      6. The restrictions on sale, pledge, or other disposition set forth above will survive any termination of employment (whether voluntary or involuntary and whether or not for cause or for good reason or otherwise), death or disability.

      7.    This   Agreement   is   binding   on  you  and  on   your   personal
            representatives and assigns. It may not be changed or terminated orally.

Please sign the extra copy of this letter in the space below and return it to the Company to confirm your understanding and acceptance of the terms of this letter.

Sincerely,

Innodata Isogen, Inc.


By: Jack Abuhoff
    Chief Executive Officer


Acknowledged and Agreed:


---------------------------------
George Kondrach